OFFERING CIRCULAR

$30,000,000

Banco Santander Puerto Rico

Stock Market Growth Notes Linked to the S&P 500 Index® due 2010

_________________________

                This is an offering of Stock Market Growth Notes Linked to the S&P 500 Index® due 2010 of Banco Santander Puerto Rico, a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and a wholly-owned subsidiary of Santander BanCorp. The notes are issued by Banco Santander and are not obligations of Santander BanCorp or any of Banco Santander's other affiliates.  The Notes will have the following characteristics:

Rank:

The Notes are unsecured and rank equally with all other senior debt of Banco Santander, except deposit liabilities and other obligations of Banco Santander that are entitled to any priority or preference.

Underlying Index:	Performance of the notes is linked to the S&P 500 Index, as calculated by Standard & Poor's®, a division of The McGraw-Hill Companies, Inc.

Denominations:	$5,000 and whole multiples of $1,000 above that amount.

Stated Maturity:	January 29, 2010.

No Redemption:	Banco Santander cannot redeem the notes prior to maturity.

No Listing:	The notes will not be traded or listed on any recognized securities exchange and will have limited liquidity.

No Interest Payments Prior to Maturity:	No interest or other payments will be made with respect to the notes prior to maturity. As a result, these notes are not suitable for investors who seek current income.

Payment at Stated Maturity:

On the stated maturity date, we will pay to you, per $5,000 note, $5,000 plus an additional amount based on the percentage, if any, by which the average monthly index level exceeds the initial index level.

Additional Amount:

The additional amount per $5,000 note will be equal to the greater of (i) zero and (ii) the product of:

        ●      $5,000;

        ●      the participation rate; and

        ●      average monthly index level – initial index level

                                         initial index level

Participation Rate:	The participation rate is 1.5.

Initial Index Level:	The initial index level is 1,144.11, the closing level of the S&P 500 Index on February 20, 2004.

Average Monthly Index Level:

The average monthly index level will be the arithmetic average of the closing levels of the S&P 500 Index on 72 monthly dates over the term of the notes.

As a result, if the average monthly index level is less than or equal to the initial index level, you will receive only the principal amount of the notes and will not receive any additional amount.

Tax Considerations:

Unless you elect out of the withholding tax as described herein, you will be deemed to have made an election to have the special 10% Puerto Rico tax applicable to corporate debt withheld on the additional amount, if any, payable at maturity. See "Tax Considerations."

Investing in the notes involves risks.  See "Risk Factors" beginning on page 9.

                The notes are not deposits. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or insurer.

                The notes are not required to be, and have not been, registered under the Securities Act of 1933, as amended, or the Puerto Rico Uniform Securities Act. None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico or any state securities commission has approved or disapproved of the notes or passed on the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount	Proceeds to Banco Santander
Per $1,000 principal amount of notes	$1,000	$32.50	$967.50
Total	$30,000,000	$975,000	$29,025,000

The underwriter expects to deliver the notes in book-entry form only through The Depository Trust Company on or about February 25, 2004.

Santander Securities

The date of this offering circular is February 20, 2004.

TABLE OF CONTENTS

Page

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. 3

FORWARD-LOOKING STATEMENTS. 3

SUMMARY INFORMATION―QUESTIONS AND ANSWERS. 3

RISK FACTORS. 3

THE BANK AND THE CORPORATION.. 3

USE OF PROCEEDS. 3

RATIOS OF EARNINGS TO FIXED CHARGES. 3

SELECTED CONSOLIDATED FINANCIAL INFORMATION.. 3

MANAGEMENT's DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. 3

SUPERVISION, REGULATION AND OTHER MATTERS. 3

DESCRIPTION OF THE NOTES. 3

THE S&P 500 INDEX.. 3

TAX CONSIDERATIONS. 3

CERTAIN ERISA CONSIDERATIONS. 3

PLAN OF DISTRIBUTION.. 3

VALIDITY OF THE NOTES. 3

INDEPENDENT AUDITORS. 3

ANNEX A - FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2003. A-3

ANNEX B – FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002. B-3

ANNEX C – FORM TO ELECT OUT OF THE 10% WITHHOLDING.. C-3

_________________

                You should rely only on the information contained or incorporated by reference in this offering circular. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this offering circular is accurate only as of the date on the front cover of this offering circular. Our business, financial condition, results of operations and prospects may have changed since that date.

                "Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500®," and "500®" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the notes.

                This offering circular summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this offering circular. In making an investment decision, you must rely on your own examination of us and the terms of the offering and the notes, including the merits and risks involved.

                We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this offering circular to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

                References in this offering circular to "Banco Santander," "the Bank," "we," "us" and "our" refer to Banco Santander Puerto Rico and its consolidated subsidiaries, unless otherwise specified.

                References in this offering circular to "the Corporation" refer to Santander BanCorp and its consolidated subsidiaries, unless otherwise specified.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The Bank hereby incorporates by reference into this offering circular the publicly available portions of the Consolidated Reports of Condition and Income (the "Call Reports") on Federal Financial Institutions Examination Council ("FFIEC") Form 031, together with any amendments or supplements thereto, as filed by the Bank with the Federal Deposit Insurance Corporation (the "FDIC") beginning with and including the Call Report for the period ended December 31, 1998, and all Call Reports (and amendments or supplements to any Call Report of the Bank) filed by the Bank after the date hereof and before the termination of the offering of the notes (which are incorporated from the date of filing).

                Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the FFIEC. These instructions in most, but not all, cases follow generally accepted accounting principles ("GAAP"), including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. The Call Reports are supervisory and regulatory documents and are not primarily accounting documents. As a result, they do not provide a complete range of financial disclosure about the Bank. However, the Call Reports do provide important information concerning the financial condition and results of operations of the Bank. The Call Reports are on file with, and are publicly available upon written request to, the FDIC, 801 17th Street, N.W., Washington, D.C. 20434, Attention: Public Information Center, Room 100, or by calling the FDIC Public Information Center at (800) 276-6003. The Call Reports are also available by accessing the website of the FDIC at http://www.fdic.gov.

                The Bank is a wholly-owned subsidiary of the Corporation, a bank holding company organized under the laws of the Commonwealth of Puerto Rico and registered under the Bank Holding Company Act of 1956, as amended. The Corporation files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). In addition to the Call Reports referred to above, the Bank also hereby incorporates by reference into this offering circular the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, the Annual Report on Form 10-K for the year ended December 31, 2002, and the Current Reports on Form 8-K dated February 28, 2003, April 16, 2003, June 5, 2003, July 16, 2003, October 1, 2003 October 29, 2003 (as amended by Form 8-K/A dated November 5, 2003), November 28, 2003, December 10, 2003, December 30, 2003 and January 20, 2004, filed by the Corporation with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each document filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this offering circular and prior to the termination of the offering of the notes shall be incorporated by reference into this offering circular and deemed to be a part hereof from the date of filing of such document (other than information in such documents that is deemed not to have been filed in accordance with Commission rules). This filed material can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and copies of such materials can also be obtained from the Public Reference Room at the same address, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800'sEC-0330. The Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and Annual Report on Form 10-K for the year ended December 31, 2002 as well as its other current filings with the Commission are also available by accessing the website of the Commission at http://www.sec.gov.

                Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein, in any supplement or amendment hereto or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

                The Bank will provide upon request and without charge to each person to whom a copy of this offering circular is delivered a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated herein by reference). Written requests should be directed to the Corporation's Corporate Secretary, Enrique R. Ubarri, at the following address: Santander BanCorp, 207 Ponce de León Avenue, Hato Rey, Puerto Rico  00918; Telephone: (787) 274-7250.

FORWARD-LOOKING STATEMENTS

                This offering circular, including information incorporated by reference herein, contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Such statements are not historical facts and include expressions about future expectations, activities or events. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "consider," "may," "will," or similar words. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include:

general business and economic conditions in Puerto Rico may be less favorable than anticipated, which could decrease the demand for loans, deposits and other financial services and increase loan delinquencies and defaults;

changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments;

our liquidity requirements could be adversely affected by changes in our assets and liabilities;

legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

competitive factors, including product and pricing pressures among financial services organizations, may increase; and

fiscal and governmental policies of the United States federal government.

                For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please refer to the Bank's Annual Report on Form 10-K for the year ended December 31, 2002 attached as Annex B to this offering circular.

                A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always differ from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

SUMMARY INFORMATION ―QUESTIONS AND ANSWERS

                This summary contains questions and answers that highlight selected information from this offering circular to help you understand the notes. You should carefully read this offering circular to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risks Factors" section beginning on page 9 to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed information set forth elsewhere in this offering circular.

What are the notes?

                The notes are a series of our senior debt securities whose value is linked to the performance of the S&P 500 Index. Each note will be a direct, unconditional and unsecured obligation of the Bank and will not be an obligation of, or guaranteed by, any other bank or Santander BanCorp or any of the Bank's other affiliates. The notes do not evidence deposits of the Bank and are not insured by the FDIC or any other government agency. The notes rank pari passu with all other senior unsecured indebtedness of the Bank, except deposit liabilities and other obligations that are subject to any priority or preferences. In a liquidation or other resolution of the Bank, the notes would be treated differently from, and holders of the notes could receive, if anything, significantly less than holders of, deposit liabilities of the Bank. The notes will mature on January 29, 2010. See "Supervision, Regulation and Other Matters – Depositor Preference" and "Description of the Notes."

Who publishes the S&P 500 Index and what does the S&P 500 Index measure?

                The S&P 500 Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and is intended to provide an indication of the pattern of common stock price movements. The value of the S&P 500 Index is based on the relative aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. See "The S&P 500 Index."

                Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the S&P 500 Index.

What payments will I receive on the notes before maturity?

                None.  No payments will be made on the notes before maturity.

What will I receive if I hold the notes until the stated maturity date?

                We have designed the notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their investment at maturity and who also want to participate in a possible increase in the S&P 500 Index. On the stated maturity date, you will receive a payment per $5,000 note equal to the sum of:

                •               $5,000; and

                •               the additional amount, if any

Under no circumstances will the additional amount be less than zero. As a result, if you hold the notes until the stated maturity date, you will not receive less than $5,000 per $5,000 note.

What happens if I want to sell my notes prior to their stated maturity date?

                The notes will not be traded or listed on any recognized securities exchange. The notes are a new issue of securities, and, therefore, prior to this offering there has been no market for the notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. The price at which you may be able to sell the notes before maturity may be at a discount from its stated principal amount, which could be substantial.  Santander Securities may make a market for the notes, but is not required to do so. Consequently, you should only invest in the notes if you are willing to hold the notes to maturity.

How will the additional amount be calculated?

The additional amount per $5,000 note will be equal to the greater of (i) zero and (ii) the product of:

Ÿ	$5,000;

Ÿ	the participation rate; and

Ÿ	average monthly index level - initial index level
initial	index level

The participation rate is 1.5.

The initial index level is 1,144.11, the closing level of the S&P 500 Index on February 20, 2004.

Except as set forth in the next sentence, the average monthly index level will be the arithmetic average of the closing levels of the S&P 500 Index on the last trading day of each of the 72 months (except for the month of January, 2010), starting from and including February 27, 2004 and ending at and including January 22, 2010. If the calculation agent determines that one or more market disruption events have occurred on one of these dates, the calculation agent will determine the closing level of the S&P 500 Index for such date by reference to the closing level of the S&P 500 Index on the immediately preceding trading day on which there is not a market disruption event.

See "Description of the Notes-Determination of Additional Amount" and "Description of the Notes-Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" for details.

Amount payable at stated maturity-examples

                We have included below three examples of hypothetical calculations of the amount payable on the stated maturity date per $1,000 investment in the notes using the historical performance of the S&P 500 Index during three different six year periods and the participation rate of 1.5. The actual historical index levels for the periods used in these examples are shown in the graph under "The S&P 500 Index-Historical Information." Notwithstanding the actual performance of the S&P 500 Index, if you hold the notes until their final maturity you will receive at least the principal amount of your notes.

Example 1.  Historical Performance of the S&P 500 Index from January 3, 1989 to December 31, 1994: A stable return market.

                During this period, the average monthly index level was 395.29.  The initial index level was 275.31 on January 3, 1989. As a result, based on the participation rate of 1.5, the additional amount per $1,000 note would have been $653.72.  On the stated maturity date, you would have received $1,000 + $653.72 = $1,653.72 per $1,000 note, which is equivalent to a hypothetical pre-tax total rate of return of 65.37% and a compounded annualized pre-tax rate of return of 8.56%, based on a semi-annual bond equivalent basis.

Example 2.  Historical Performance of the S&P 500 Index from January 3, 1994 to December 31, 1999: A rising market.

                During this period, the average monthly index level was 829.45. The initial index level was 465.44 on January 3,1994. As a result, based on the participation rate of 1.5, the additional amount per $1,000 note would have been $1,173.11. On the stated maturity date, you would have received $1,000 + $1,173.11 = $2,173.11 per $1,000 note, which is equivalent to a hypothetical pre-tax total rate of return of 117.31% and a compounded annualized pre-tax rate of return of 13.36%, based on a semi-annual bond equivalent basis.

Example 3. Historical Performance of S&P 500 Index from January 2, 1998 to December 31, 2003: A market that rises and then falls.

                During this period, the average monthly index level was 1,163.41. The initial index level was 975.04 on January 2, 1998. As a result, based on the participation rate of 1.5, the additional amount per $100,000 note would have been $289.78. On the stated maturity date, you would have received $1,000 + $289.78 = $1,289.78 per $1,000 note, which is equivalent to a hypothetical pre-tax total rate of return of 28.98% and a hypothetical compounded annualized pre-tax rate of return of 4.29%, based on a semi-annual bond equivalent basis.

                The above examples are for illustration purposes only to help you evaluate how the additional amount would have been computed in different six year periods and market scenarios.  Past performance is not necessarily indicative of future performance of the S&P 500 Index on how the notes will perform in the future.

How has the S&P 500 Index performed historically?

                We have provided a graph showing the performance of the S&P 500 Index from January 31, 1989 through December 31, 2003. We have provided this historical information to help you evaluate the behavior of the S&P 500 Index in various economic environments. You should realize, however, that past performance is not necessarily indicative of how the S&P 500 Index or the notes will perform in the future. See "The S&P Index-Historical Information."

How will I be able to find the index level?

                You may obtain the closing index levels of the S&P 500 Index from S&P. You can also obtain the closing index levels of the S&P 500 Index from many financial news services.

Are there any risks associated with my investment?

                Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page 9.

What about taxes?

                See "Tax Considerations" for a summary of the material Puerto Rico and United States tax considerations of investing in the notes. By purchasing the notes, you will be deemed to have made an election to have the special 10% Puerto Rico tax applicable to corporate debt withheld on the additional amount, if any, payable at maturity. Because of practical considerations related to the notes being issued in global form through the book-entry system of DTC, a 10% Puerto Rico withholding tax will be made on the additional amount, if any, paid to all investors unless the holder provides a written statement in the form set forth in Annex C to this offering circular to the broker or other direct or indirect participant of DTC that maintains his position in the notes electing out of such withholding and the broker or other direct or indirect participant of DTC certifies to Banco Santander through DTC that such election has been made and that no withholding should be made on the payment of the additional amount, if any. We will not make any additional payments on the notes to compensate investors for any Puerto Rico taxes withheld from payments on the notes. Accordingly, investors that are not subject to Puerto Rico income taxation or that are unable to credit such withholding tax against their Puerto Rico or United States income taxation should elect out of the 10% Puerto Rico withholding tax.

Can the notes be redeemed?

                No. We cannot redeem the notes prior to maturity.

Who is Banco Santander?

                We are a commercial bank chartered under the laws of the Commonwealth of Puerto Rico with total assets of approximately $7.1 billion at September 30, 2003. We are subject to examination by the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions of Puerto Rico. We provide a full range of commercial banking services and, in addition, mortgage banking services through our subsidiary Santander Mortgage Corporation.

What is the role of Santander Securities?

                Santander Securities, one of our affiliates, is the underwriter for the offering and sale of the notes. Santander Securities will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Santander Securities and you as a beneficial owner of the notes.

                After the initial offering, Santander Securities may make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Santander Securities is not obligated to engage in any of these market activities or to continue them once they are begun.

In what form will the notes be issued?

                The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes. See "Description of Notes-Book-Entry, Delivery and Form."

Will the notes be listed on a stock exchange?

                No. The notes will not be traded or listed on any recognized securities exchange.  While Santander Securities may make a market for the notes it is not required to do so.  As a result, there may be a limited number of buyers if you decide to sell the notes prior to maturity.  You should, therefore, only invest in the notes if you are willing to hold the notes to maturity.

RISK FACTORS

                You should carefully consider the risk factors set forth below as well as the other information contained in this offering circular and the documents incorporated by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due to, among other things, fluctuations in the price of the common stocks that make up the S&P 500 Index and other events that are difficult to predict and are beyond our control.

                You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

These notes are different from our conventional debt securities in several ways.

Ÿ

The notes may not pay more than the principal amount at maturity.  If the average monthly index level is less than or equal to the initial index level you will only receive the principal amount of $5,000 for each $5,000 note you hold at maturity.

Ÿ

The yield may be lower than the yield on a conventional debt security of comparable maturity.  The amount we pay you at maturity may be less than the return you could earn on other investments. Even if the average monthly index level is greater than the initial index level, the effective yield to maturity on the notes may be less than that which would be payable on one of our conventional fixed-rate, non-callable debt securities. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

Ÿ	No periodic interest will be paid on the notes. No periodic payments of interest will be made on the notes. You will only receive the additional amount, if any, at stated maturity.

The average monthly index level may be less than the closing level of the S&P 500 Index at maturity or at other times during the term of the notes.

Because the average monthly index level will be calculated based on the closing level of the S&P 500 Index on 72 monthly dates, the level of the S&P 500 Index at maturity or at other times during the term of the notes could be higher than the average monthly index level as so calculated. This difference could be particularly large if there is a significant increase in the level of the S&P 500 Index during the latter portion of the term of the notes.

Your return on the notes could be less than if you owned the common stocks that make up the S&P 500 Index.

Ÿ

Your return will be based on the average monthly index level and not on the index level at maturity.  Calculating the average monthly index level based on 72 monthly determination dates is not equivalent to using either the index closing level at the maturity date or the average daily index closing level over the entire period. Since all of the 72 monthly determination dates are prior to the maturity date, your return on the notes will not be based on the actual performance of the S&P 500 Index over the full six year term of the notes. Instead, your return on the notes will be based on the average performance of the S&P 500 Index on those 72 monthly determination dates only.

Ÿ

Your return will not reflect dividends on the common stocks in the S&P 500 Index.  Your return on the notes will not reflect the return you would realize if you actually owned the common stocks included in the S&P 500 Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you by reference to the level of the S&P 500 Index, which is calculated by reference to the prices of the common stocks in the S&P 500 Index without taking into consideration the value of dividends paid on those stocks.

Historical values of the S&P 500 Index should not be taken as an indication of the future performance of the S&P 500 Index during the term of the notes.

The trading prices of the common stocks in the S&P 500 Index will determine the index level. As a result, it is impossible to predict whether the index level will fall or rise. Trading prices of the common stocks in the S&P 500 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those common stocks themselves.

The value of the notes will be affected by numerous factors, some of which are related in complex ways.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the average monthly index level is less than, equal to or not sufficiently above the initial index level at such time. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

Ÿ

Value of the S&P 500 Index.  We expect that the trading value of the notes will depend substantially on the amount, if any, by which the average monthly index level at any given point in time exceeds the initial index level. If you decide to sell your notes when the average monthly index level exceeds the initial index level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that average monthly index level because of expectations that the average monthly index level will continue to fluctuate until the final average monthly index level is determined. Political, economic and other developments that affect the stocks in the S&P 500 Index may also affect the average monthly index level and, thus, the value of the notes.

Ÿ

Interest rates.  The trading value of the notes may be affected by changes in interest rates. In general, higher U.S. interest rates will reduce the trading value of the notes and, conversely, lower U.S. interest rates will increase the trading value of the notes.

Ÿ

Volatility of the S&P 500 Index.  Volatility is the term used to describe the size and frequency of market fluctuations. The trading value of the notes may be affected by the volatility of the level of the S&P 500 Index. For example, the value of the S&P 500 Index declined significantly in the immediate aftermath of the terrorist attacks of 2001 in New York, New York, and Washington, D.C., and we are unable to predict the effect of any similar events on the future value or volatility of the S&P 500 Index.

Ÿ

Time remaining to maturity.  The value of the notes may be affected by the time remaining to maturity. As a result of a "time premium," the notes may trade at a value above that which would be expected based on the level of interest rates and the average monthly index level at such time the longer the time remaining to maturity. A "time premium" results from expectations concerning the value of the S&P 500 Index during the period prior to maturity of the notes. The time premium may also be affected by the dividend yields on the common stocks in the S&P 500 Index. In general, higher dividend yields will reduce the time premium of the notes and, conversely, lower dividend yields will increase the time premium of the notes. As the time remaining to the maturity of the notes decreases, this time premium may decrease, adversely affecting the trading value of the notes. In addition, expectations at any time may be that the value of the S&P 500 Index will decline, or will increase at a lesser rate, during the period prior to maturity of the notes, which would have an adverse effect on the trading value of the notes.

Ÿ

Events involving the companies comprising the S&P 500 Index.  General economic conditions and earnings results of the companies whose common stocks make up the S&P 500 Index and real or anticipated changes in those conditions or results may affect the trading value of the notes. Additionally, as a result of a merger or acquisition, one or more of the common stocks in the S&P 500 Index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the common stock originally included in the S&P 500 Index.

Ÿ

Our credit ratings, financial condition and results of operation.    Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the trading value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the value of the S&P 500 Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

Adjustments to the S&P 500 Index could adversely affect the value of the notes.

The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stock may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index or materially alter the methodology by which it calculates the S&P 500 Index. Any such actions could affect the value of the notes.

We and our affiliates have no affiliation with S&P and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with S&P in any way (except for the licensing arrangements discussed below in "The S&P 500 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the S&P 500 Index. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 500 Index or S&P contained in this offering circular. You, as an investor in the notes, should make your own investigation into the S&P 500 Index and S&P.

Potential conflicts of interest exist because we are affiliated with Santander Securities, which will act as the calculation agent.

Santander Securities will act as the calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Santander Securities and you.

For tax purposes, if you are a beneficial owner of notes that resides in the United States, you will be required to include original issue discount in income and to recognize ordinary income on any disposition of the notes.

                For United States federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. Accordingly, if you are a resident of the United States you will receive no cash payments during the term of the notes, but you will be required to include this original issue discount in income during your ownership of the notes, subject to some adjustments, based on the "comparable yield" of the notes, which will generally be the rate at which we could issue a fixed rate debt instrument with terms and conditions similar to the notes. Additionally, you will generally be required to recognize ordinary income or, to some extent, ordinary loss on the gain or loss, if any, realized upon maturity or on a sale, exchange, redemption or other disposition of the notes. See "Tax Considerations."

The notes have not been listed on any stock exchange and we do not anticipate that an active trading market will develop.

                The notes will not be traded or listed on any recognized securities exchange. The notes are a new issue of securities, and, therefore, prior to this offering there has been no market for the notes. If a secondary market does develop, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. The price at which you may be able to sell the notes before maturity may be at a discount from its stated principal amount, which could be substantial. Santander Securities may make a market for the notes, but is not required to do so and may discontinue market-making at any time in its sole discretion. Consequently, you should only invest in the notes if you are willing to hold the notes to maturity.

Banco Santander is no longer subject to the reporting requirements of the Securities Exchange Act.

                Until recently, Banco Santander was required to file with the FDIC certain periodic reports, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. As a result of the redemption of its preferred stock in December 2003, Banco Santander is no longer subject to these reporting requirements. Although Banco Santander continues to be required to file Call Reports with the FDIC, the Call Reports are supervisory and regulatory documents and are not primarily accounting documents. As a result, they do not provide a complete range of financial disclosure of the Bank nor management's discussion of results of operations. Furthermore, the Call Reports are prepared in accordance with regulatory instructions, which follow in most, but not all cases, GAAP. Although the Corporation, which is the parent company of the Bank, files periodic reports under the Securities Exchange Act, these reports are consolidated and include results of operations for other affiliates of the Bank that are not relevant to an evaluation of the Bank's credit.

THE BANK AND THE CORPORATION

                The Bank is one of Puerto Rico's largest financial institutions, with a network of 66 branches and 139 ATMs distributed across Puerto Rico. At September 30, 2003, the Bank had total assets of $7.1 billion, total deposits of $3.7 billion and stockholders’ equity of $563.3 million.  The Bank is a Puerto Rico chartered commercial bank subject to examination by the FDIC and the Commissioner of Financial Institutions of Puerto Rico. It provides a wide range of financial products and services to a diverse customer base that includes small and medium'size businesses, large corporations and individuals. In addition, the Bank provides mortgage banking services through its wholly-owned subsidiary, Santander Mortgage Corporation, which has nine offices in Puerto Rico.

                The Bank is a wholly owned subsidiary of the Corporation. The Corporation is a publicly owned financial holding company, registered under the Bank Holding Company Act of 1956, as amended, and accordingly subject to supervision and regulation by the Federal Reserve Board. The Corporation also has two other wholly-owned subsidiaries, Santander Insurance Agency, an insurance agency licensed by the Commissioner of Insurance of Puerto Rico, and Santander Securities Corporation, the second largest full service broker-dealer in Puerto Rico based on assets under management, which is acting as the underwriter of the notes. Santander Securities provides retail and institutional brokerage, financial advisory, investment banking, research and asset management services.

                Santander Central Hispano, S.A. currently owns 88.63% of the Corporation.  Santander Central Hispano had total assets of US $403 billion at September 30, 2003. Santander Central Hispano, along with its consolidated subsidiaries, is the leading financial group in Spain and Latin America and the second largest by market capitalization in the Euro Zone and provides a comprehensive range of banking, financial and related services to corporate and individual clients in 38 countries.  Santander Central Hispano is currently ranked among the top fifteen banks in the world in terms of market capitalization.

                The principal offices of the Bank are located at 207 Ponce de León Avenue, San Juan, Puerto Rico, and the main telephone number is (787) 759-7070.  The Bank's Internet web site is http://www.santandernet.com.

USE OF PROCEEDS

                The net proceeds from the issuance of the notes, after deducting expenses, are estimated to be $28,725,000. We anticipate that such net proceeds will be available to the Bank for general corporate purposes, and will immediately be invested in interest earning assets.

RATIOS OF EARNINGS TO FIXED CHARGES

                The following table sets forth the Bank's consolidated ratios of earnings to fixed charges for the periods shown. For purposes of computing the ratios, earnings represent income before income taxes, plus fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. These ratios are presented both including and excluding interest on deposits.

	Nine Months Ended September 30,	For the Year Ended
	2003	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges:
Including interest on deposits	1.16x	1.12x	1.26x	1.25x	1.32x	1.35x
Excluding interest on deposits	1.96x	2.31x	2.59x	2.37x	2.25x	2.81x

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                The following table sets forth selected consolidated financial data of the Bank on a historical basis as of and for the nine month periods ended September 30, 2003 and 2002, and for each of the three years in the period ended December 31, 2002. For additional financial data of the Bank (including a more detailed five year selected financial data table) see the Bank's Quarterly Report on Form 10-Q and Annual Report on Form 10-K attached to this offering circular as Annex A and Annex B, respectively. Except for the information appearing under the captions "Selected Performance Ratios," "Asset Quality Ratios" and "Capital Ratios," the financial data shown below for the three years ended December 31, 2002 is derived from information contained in the Bank's audited consolidated financial statements. Except for the information appearing under the captions "Selected Performance Ratios," "Asset Quality Ratios" and "Capital Ratios," the financial data as of and for the nine months ended September 30, 2003 and 2002 is derived from the Bank's unaudited consolidated financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for those periods. The results of operations for the nine months ended September 30, 2003 may not be indicative of results to be expected for any future period. The return on average total assets and average common equity for the nine months ended September 30, 2003 have been presented on an annualized basis. You should read the summary consolidated financial data presented below together with the Bank's consolidated financial statements and the related notes, which are set forth in Annex A and Annex B to this offering circular.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2003	2002	2002	2001	2000
SUMMARY OF INCOME:
Interest income	$238,760	$281,980	$364,279	$485,383	$612,045
Interest expense	100,444	120,747	158,828	242,380	365,682
Net interest income	138,316	161,233	205,451	243,003	246,363
Security gains (losses)	10,012	12,230	12,236	18,282	(3,801)
Gain on sale of mortgage servicing rights	326	409	427	530	1,463
Other income	44,876	40,635	53,236	51,315	58,355
Operating expenses	142,570	140,784	187,510	183,706	174,148
Provision for loan losses	34,745	45,500	63,630	65,430	37,000
Income tax (benefit) expenses	(17)	4,752	(429)	8,023	14,486
Cumulative effect of change in accounting principle, net of tax	--	--	--	(8,246)	--
Net Income	$16,232	$23,471	$20,639	$47,725	$76,746

BALANCE SHEET DATA:
Net loans and loans held for sale	$3,999,977	$3,898,966	$3,794,927	$4,388,958	$4,437,158
Allowance for loan losses	$ 64,425	$ 58,230	$ 57,956	$ 52,857	$ 51,526
Earning assets	$6,923,729	$6,772,075	$6,793,358	$7,424,444	$7,392,386
Total assets	$7,127,236	$7,021,061	$7,063,156	$7,657,322	$7,642,405
Deposits	$3,701,977	$4,611,462	$4,534,603	$4,808,364	$4,966,976
Borrowings	$2,716,101	$1,648,685	$1,843,454	$2,160,636	$2,012,972
Total equity	$ 563,323	$ 586,959	$ 566,222	$ 579,996	$ 554,940

SELECTED PERFORMANCE RATIOS:
Net interest margin on a tax equivalent basis	3.25%	3.54%	3.47%	4.03%	3.65%
Return on average total assets	0.33%	0.46%	0.31%	0.69%	0.98%
Return on average common equity	3.50%	5.06%	2.72%	8.45%	14.49%
Average net loans to average total deposits	105.30%	100.04%	99.53%	108.62%	109.66%
Average earning assets to average total assets	95.10%	94.95%	94.79%	95.24%	95.34%
Average stockholders’ equity to average assets	8.50%	8.78%	8.87%	8.32%	7.22%

ASSET QUALITY RATIOS:
Nonperforming loans to total loans	2.61%	2.79%	3.20%	2.14%	1.52%
Net charge-offs to average loans	0.95%	1.27%	1.41%	1.44%	0.91%
Allowance for loan losses to period-end loans	1.59%	1.47%	1.50%	1.19%	1.15%
Allowance for loan losses to nonperforming loans	60.78%	52.78%	46.95%	55.52%	75.65%
Nonperforming assets to total assets	1.55%	1.80%	2.00%	1.31%	1.03%

CAPITAL RATIOS:
Tier 1 capital to risk adjusted assets	11.92%	12.20%	12.04%	10.66%	10.23%
Total capital to risk adjusted assets	13.17%	13.45%	13.29%	11.65%	11.28%
Leverage Ratio	7.97%	8.73%	8.74%	8.74%	7.00%

MANAGEMENT's DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                The "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Bank for the quarter and nine months ended September 30, 2003 is set forth on page 21 of the Bank's Quarterly Report on Form 10-Q attached to this offering circular as Annex A. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Bank for the year ended December 31, 2002 is set forth on page F-4 of the Bank's Annual Report on Form 10-K attached to this offering circular as Annex B.

SUPERVISION, REGULATION AND OTHER MATTERS

Regulatory Considerations

                For a discussion of regulatory matters affecting the Bank and the Corporation, reference is made to the Annual Report of the Bank on Form 10-K for the year ended December 31, 2002 which is attached to this offering circular as Annex B and to the Annual Report of the Corporation on Form 10-K for the year ended December 31, 2002.

Depositor Preference

                Federal law accords the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution (including the FDIC, as the subrogee of such holders) priority over the claims of general unsecured creditors of such an institution, including the holders of obligations such as the notes, in the event of a liquidation or other resolution of such institution. The Bank's deposit liabilities outstanding at September 30, 2003 were $3.7 billion.

Powers of the FDIC in Connection with the Insolvency of an Insured Depository Institution

                Pursuant to certain provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), if any insured depository institution becomes insolvent and the FDIC is appointed its conservator or receiver, the FDIC may disaffirm or repudiate any contract or lease to which such institution is a party, the performance of which is determined to be burdensome, and the disaffirmance or repudiation of which is determined to promote the orderly administration of the institution's affairs. If the FDIC were to successfully contend that its power to repudiate "contracts" extends to obligations such as the notes, the effect of any such repudiation should be to accelerate the maturity of the notes. Such repudiation would result in a claim of the holder of the notes against the receivership for principal and the additional amount, if any, through the date of the appointment of the conservator or receiver. The amount paid upon this claim would depend upon, among other factors, the amount of receivership assets available for the payment of unsecured claims and the priority of this claim relative to the priority of other unsecured creditors and depositors. See "- Depositor Preference" above. If the maturity of the notes were so accelerated, and a claim relating to the notes paid by the receivership, the holders of the notes might not be able, depending upon economic conditions, to reinvest any amounts paid on the notes at a rate of interest comparable to the rate of return on the notes if the notes had remained outstanding through their scheduled maturity date. In addition, although the notes permit the indenture trustee or the holders of at least 25% in principal amount of the outstanding notes to declare the principal amount of the notes due and payable in the event of the appointment of a conservator or receiver of the Bank, the FDIC as conservator or receiver may enforce most types of contracts, including the notes, pursuant to their terms, notwithstanding any such provisions. The FDIC as conservator or receiver may also transfer to a new obligor any of the Bank's assets and liabilities, including the notes, without the approval or consent of the Bank's creditors, including holders of the notes.

                In its resolution of the problems of an insured depository institution in default or in danger of default, the FDIC is generally obligated to satisfy its obligations to insured depositors at the least possible cost to the deposit insurance fund. In addition, the FDIC may not take any action that would have the effect of increasing the losses to the deposit insurance fund by protecting depositors for more than the insured portion of deposits (generally $100,000 per depositor) or creditors other than depositors (such as holders of the notes). The Federal Deposit Insurance Corporation Improvement Act of 1991 authorized the FDIC to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment after the declaration of insolvency. Such a payment would constitute full payment and disposition of the FDIC's obligations to claimants. The rate of such final settlement payment is to be a percentage rate determined by the FDIC reflecting an average of the FDIC's receivership recovery experience.

                As a result of the provisions described above, including those described under "-Depositor Preference", and whether or not the FDIC seeks to repudiate the notes, in an insolvency of the Bank, holders of notes would be treated differently from, and could receive, if anything, significantly less than, holders of deposit liabilities of the Bank.

DESCRIPTION OF THE NOTES

                The summaries below of provisions of our notes do not purport to be complete and are subject to and are qualified in their entirety by reference to the indenture and the form of note.

General

                The notes will be our unsecured senior obligations and will initially be limited to a total principal amount of $30,000,000. The notes will be issued under an indenture between Banco Santander and U.S. Bank Trust National Association. We cannot redeem the notes prior to their stated maturity. There is no sinking fund for the notes.

                We will not make any additional payments on the notes to compensate any beneficial owner for any United States or Puerto Rico taxes withheld from payments on the notes.

                The notes will be issued in denominations of $5,000 and whole multiples of $1,000.

Interest

                No interest is payable on the notes prior to maturity. Even though no payments will be made on the notes before maturity, residents of the United States will be subject to United States federal income tax on the accrual of original issue discount with respect to the notes.  For a summary of the material United States federal tax considerations related to an investment in the notes, see "Tax Considerations-United States Taxation."

Payment on the Stated Maturity Date

                The notes will mature on January 29, 2010.  On the stated maturity of the notes, you will be entitled to receive, per $5,000 note, the sum of:

$5,000; and

the additional amount, if any.

                Under no circumstances will the additional amount be less than zero. As a result, if you hold the notes until the stated maturity date, you will not receive less than $5,000 per $5,000 note.

Determination of Additional Amount

                The additional amount per $5,000 note will be equal to the greater of (i) zero and (ii) the product of:

Ÿ	$5,000;

Ÿ	the participation rate; and

Ÿ	average monthly index level - initial index level

                           initial index level

                The participation rate is 1.5.

                The initial index level is 1,144.11, the closing level of the S&P 500 Index on February 20, 2004.

                Except as set forth in the next sentence, the average monthly index level will be the arithmetic average of the closing levels of the S&P 500 Index on the last trading day of each of the 72 months (except for the month of January, 2010), starting from and including February 27, 2004 and ending at and including January 22, 2010. If the calculation agent determines that one or more market disruption events have occurred on one of these dates, the calculation agent will determine the closing level for such date by reference to the closing level of the S&P 500 Index on the immediately preceding trading day on which there is not a market disruption event. See "-Market Disruption Events."

                The closing level generally means the last reported level of the S&P 500 Index at 4:00 p.m., New York City time, as reported by S&P.

                A trading day is each Monday, Tuesday, Wednesday, Thursday and Friday that is a day on which The New York Stock Exchange, The Nasdaq National Market and the American Stock Exchange are open for trading.

Redemption

                We may not redeem the notes prior to their stated maturity date of January 29, 2010.

Discontinuance of the S&P 500 Index; Alteration of Method of Calculation

                If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index, then any subsequent closing level will be determined by reference to the level of such successor index or substitute index (in any such case, referred to herein as a successor index) at 4:00 p.m., New York City time, on the date that any such subsequent closing level is to be determined.

                Upon any selection by the calculation agent of a successor index, we will promptly give notice to the holders of the notes.

                If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date that any closing level is to be determined and the calculation agent determines that no successor index is available at such time, then, on such date, the calculation agent will determine each subsequent closing level to be used in computing the additional amount. Each such closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant security has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index on the primary organized U.S. exchange or trading system. As used herein, closing price means, with respect to any security on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the primary organized U.S. exchange or trading system on which such security is then listed or admitted to trading.

                If a successor index is selected or the calculation agent calculates a closing level as a substitute for the S&P 500 Index, such successor index will be used as a substitute for the S&P 500 Index for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes.

                If at any time the method of calculating the S&P 500 Index or a successor index is changed in a material respect, or if the S&P 500 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the S&P 500 Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date that any closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such successor index, as the case may be, as if such changes or modifications had not been made, and calculate the closing level and the additional amount with reference to the S&P 500 Index or such successor index, as adjusted.

Market Disruption Events

                A market disruption event with respect to the S&P 500 Index will occur on any day if the calculation agent determines any of the following:

A material suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the S&P 500 Index or any successor index has occurred on that day, in each case, during the one hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which those stocks are traded or, in the case of a common stock not listed or quoted in the United States, on the primary exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, trading system or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material. A "trading system" includes bulletin board services. Notwithstanding the first sentence of this paragraph, a market disruption event for a security traded on a bulletin board means a material suspension or material limitation of trading of that security during the one hour period preceding 4:00 p.m., New York City time.

A material suspension or material limitation has occurred on that day, in each case, during the one hour period preceding the close of trading in options or futures contracts related to the S&P 500 Index or any successor index, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options or futures contracts are traded or otherwise.

Information is unavailable on that date, through a recognized system of public dissemination of transaction information, during the one hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the S&P 500 Index or any successor index or in respect of options or futures contracts related to the S&P 500 Index or any successor index, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market for that security.

                For purposes of determining whether a market disruption event has occurred:

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market; and

close of trading means the close of trading in the relevant exchange without taking into account any extended or after-hours trading sessions.

                Under certain circumstances, the duties of Santander Securities as the calculation agent in determining the existence of market disruption events could conflict with the interests of Santander Securities as an affiliate of Banco Santander, the issuer of the notes.

Hypothetical Returns

                The table below illustrates, for a range of hypothetical average monthly index levels of the S&P 500 Index:

the hypothetical percentage change from the initial index level;

the hypothetical additional amount per $5,000 note;

the hypothetical total amount payable at stated maturity per $5,000 note;

the hypothetical pre-tax total rate of return; and

the hypothetical pre-tax annualized rate of return on a semi-annual bond equivalent basis.

Hypothetical Average Monthly Index Level	Hypothetical Percentage Change from Initial Index Level	Hypothetical Additional Amount per $5,000 Note	Hypothetical Total Amount Payable at Stated Maturity Per $5,000 Note	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return

228.82	-80.00%	$ 0.00	$ 5,000.00	0.00%	0.00%
457.64	-60.00%	0.00	5,000.00	0.00%	0.00%
686.47	-40.00%	0.00	5,000.00	0.00%	0.00%
915.29	-20.00%	0.00	5,000.00	0.00%	0.00%
1,144.11	0.00%	0.00	5,000.00	0.00%	0.00%
1,372.93	20.00%	1,500.00	6,500.00	30.00%	4.42%
1,601.75	40.00%	3,000.00	8,000.00	60.00%	7.99%
1,830.58	60.00%	4,500.00	9,500.00	90.00%	10.99%
2,059.40	80.00%	6,000.00	11,000.00	120.00%	13.58%
2,288.22	100.00%	7,500.00	12,500.00	150.00%	15.87%

The above figures are for illustration purposes only. The actual amount received by investors and the resulting total and pre-tax annualized rate of return will depend entirely on the actual average monthly index level and the additional amount determined by the calculation agent. The actual average monthly index level could be lower or higher than those reflected in the table.

                Your return on the notes will not reflect the return you would have realized if you had actually owned the common stocks included in the S&P 500 Index because the S&P 500 Index does not reflect the value of dividends paid on those stocks and because your return will be based on the average monthly index level and not on the index level at maturity.

                You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the additional amount, the return on an investment with respect to the notes may be higher or lower than the return available on other securities issued by us or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

Calculation Agent

                Santander Securities, one of our affiliates, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, we may appoint a different calculation agent from time to time after the date of this offering circular without your consent and without notifying you.

                The calculation agent will determine the additional amount, if any, you receive at maturity of the notes. In addition, the calculation agent will:

determine if adjustments are required to the index levels under various circumstances;

if publication of the S&P 500 Index is discontinued, select a successor index or, if no successor index is available, determine the closing index levels; and

determine whether a market disruption event has occurred.

                All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent's discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration

                The term "default" with respect to the notes means: (i) default in the payment of the principal of any note and the corresponding additional amount, if any, as and when the same shall become due and payable either at maturity, by declaration or otherwise; or (ii) failure on the part of the Bank to observe or perform in any material respect any of the other covenants or agreements on its part in the notes or in the indenture and continuance of such failure for a period of 90 days after the date on which written notice of such failure shall have been given to the Bank by the trustee, or by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or (iii) certain events involving the bankruptcy, insolvency or reorganization of the Bank.

                The indenture provides that if a default shall have occurred and be continuing either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of the notes, together with any additional amount due thereon, to be immediately due and payable in cash.  Although the notes permit such acceleration in the event of the appointment of a conservator, receiver or liquidator of the Bank, the FDIC as conservator or receiver may enforce most types of contracts including the notes, pursuant to their terms, notwithstanding such acceleration provisions.  See "Supervision, Regulation and Other Matters" above.  In addition, past defaults may be waived in certain circumstances. See "- Modification of the Indenture and Waiver."

                If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the indenture will be equal to the principal amount of the notes held by you and the additional amount, calculated as though the date of acceleration was the stated maturity date and the date for determining the closing level for the last measurement period; provided, however, if such date is not a trading day or if a market disruption event has occurred on such date, the preceding trading day on which there is not a market disruption event will be deemed to be the date for determining the closing level for the last measurement period. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity date and the date for determining the closing level for the last measurement period. The notes will not bear a default rate of interest after an acceleration under the indenture.

                If the Bank fails to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection or performance thereof, as the case may be.  The indenture further provides that in certain instances if the trustee does not exercise such rights the holders of a majority of the then outstanding notes may do so.

                The indenture contains a provision entitling the trustee, subject to its duty to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders.  The indenture also permits the trustee to commence suit or do anything else in its reasonable judgment proper to be done without assurance of reimbursement or indemnity, in which case the trustee generally would be entitled to be reimbursed by the Bank or the holders of the notes or from moneys held by it pursuant to the indenture, except moneys held in trust for the benefit of holders of particular notes.  The indenture also provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.  The indenture contains a covenant that the Bank will file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Consolidation, Merger and Sale of Assets

                Except as set forth under "Supervision, Regulation and Other Matters - Powers of the FDIC in Connection with the Insolvency of an Insured Depository Institution" above, or in connection with an exercise of the FDIC's broad supervisory powers over the Bank, the Bank may not merge or consolidate or sell, convey or lease all or substantially all of its assets unless the successor (if other than the Bank) is a corporation organized under the laws of the United States or any state or territory thereof or the District of Columbia and assumes the Bank's obligations under the notes and the indenture and, after giving effect to such transaction, no default, and no event that with notice or lapse of time or both would constitute a default, under the indenture shall have occurred and be continuing.

Modification of the Indenture and Waiver

                The indenture contains provisions permitting the Bank and the trustee, with the consent of the holders of not less than a majority in principal amount of the notes outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of notes, except that no such supplemental indenture may (i) extend the maturity of any note, or reduce the principal amount thereof or amend the provisions contained in the notes with respect to the calculation of the maturity payment amount, or change the currency of payment of principal of any note, without the consent of the holder of each note so affected, or (ii) reduce the aforesaid percentage of notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding notes. The indenture also permits the Bank and the trustee to execute supplemental indentures under certain circumstances without the consent of the holders of any notes. In certain circumstances modifications to the indenture may be subject to the approval of the FDIC and the Commissioner of Financial Institutions of Puerto Rico.

                The indenture provides that the holders of a majority in principal amount of the then outstanding notes may on behalf of all holders waive any past default and its consequences, except a default in the payment of the principal of the notes when required or a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the approval of the holder of each note so affected.  Upon any such waiver, such default shall cease to exist and shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Trustee, Paying Agent, Authenticating Agent and Registrar

                U.S. Bank Trust National Association will act as trustee for the notes, which will be issued under an indenture dated as of  the date of issuance of the notes between us and the trustee. The Bank has agreed to pay the trustee reasonable compensation and to reimburse and indemnify the trustee for its reasonable expenses, disbursements and advances and for any loss, liability or expense incurred by it without negligence or bad faith. From time to time, we and some of our subsidiaries conduct banking transactions with the trustee in the ordinary course of business.

Book-Entry, Delivery and Form

                We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

                The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as "DTC," and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may hold their interests in the global notes directly if they are participants in DTC, or indirectly through organizations that are participants in DTC. Beneficial interests in the global notes will be held in denominations of $5,000 and whole multiples of $1,000 above that amount. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

                Notes represented by a global note can be exchanged for definitive notes in registered form only if:

DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

we in our sole discretion determine that the global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive notes issued in denominations of $5,000 and whole multiples of $1,000 above that amount in registered form for the same aggregate amount. The definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

                We will make payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

                DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective holdings as shown on DTC's records, upon DTC's receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

                So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, will not receive notices under the indenture and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to receive any notices under the indenture and to exercise any rights of a holder of notes.  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

                We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

                Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

                DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934.

                DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

                DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

                The notes and the indenture will be governed by and interpreted in accordance with the laws of the Commonwealth of Puerto Rico.

THE S&P 500 INDEX

General

                All information contained in this offering circular on the S&P 500 Index is derived from S&P or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. Neither we nor Santander Securities nor the trustee assumes any responsibility for the accuracy or completeness of such information. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time. The consequences of S&P discontinuing the S&P 500 Index are described in "Description of the Notes-Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative aggregate market value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

                S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of that industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

                As of January 1, 2004, the 500 companies included in the S&P 500 Index were divided into 10 sectors (with the number of companies currently included in each sector indicated in parentheses): Consumer Discretionary (86), Consumer Staples (37), Energy (23), Financials (83), Health Care (47), Industrials (59), Information Technology (83), Materials (34), Telecommunications Services (12) and Utilities (36).

                The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payments on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the stated maturity date.

Computation of the S&P 500 Index

                While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the additional amount payable with respect to the notes, if any.

                S&P currently computes the S&P 500 Index as of a particular time as follows:

(a)   the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "market value" of such stock);

(b)   the market value of all component stocks as of such time (as determined under clause (a) above) are aggregated;

(c)   the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d)   the mean average market values of all such common stocks over such base period (as determined under clause (c) above) are aggregated (such aggregate amount being referred to as the "base value");

(e)   the aggregate market value of all component stocks (as determined under clause (b) above) is divided by the base value; and

(f)    the resulting quotient (expressed in decimals) is multiplied by ten.

                S&P adjusts the foregoing formula to negate the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate market value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the new base value in accordance with the following formula:

old base value  x  new market value  =  new base value

                                                                                        old market value

                The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the S&P 500 Index.

Historical Information

                Since its inception, the S&P 500 Index has experienced significant fluctuations and therefore the results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the S&P 500 Index in the future.

                The value of the S&P 500 Index may decrease so that you will receive a payment at stated maturity only worth $5,000 per $5,000 note. We cannot give you any assurance that the value of the S&P 500 Index will increase so that at stated maturity you will receive more than $5,000 per $5,000 note.

                The following graph sets forth the end-of-month closing index levels of the S&P 500 Index from January 31, 1989 through December 31, 2003, inclusive. We obtained the closing index levels listed below from Bloomberg Financial Markets, and we believe such information to be accurate.

License Agreement with S&P

                We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index in connection with certain securities, including the notes.

                The license agreement between us and S&P provides that the following language must be stated in this offering circular:

                "The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to Banco Santander is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Banco Santander or the notes. S&P has no obligation to take the needs of Banco Santander or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

                S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by Banco Santander, holders of the notes or any other person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages."

TAX CONSIDERATIONS

General

                In the opinion of Pietrantoni Mendez & Alvarez LLP, our counsel in this transaction, the following discussion summarizes the material Puerto Rico and United States tax considerations relating to the purchase, ownership and disposition of the notes.

                This discussion is based on the tax laws of Puerto Rico and the United States as in effect on the date of this registration statement, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary. An opinion of counsel represents only such counsel's best legal judgement and is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico, the United States Internal Revenue Service or the courts. Accordingly, there can be no assurance that the opinions set forth herein, if challenged, would be sustained.

                This discussion deals only with notes held by a holder who purchases the Notes upon initial issuance and hold them as capital assets within the meaning of Section 1121 of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR Code") and Section 1221 of the Code (i.e., generally property held for investment).

                This discussion does not intend to describe all of the tax considerations that may be relevant to a particular investor in light of that person's particular circumstances and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico and the United States.

                You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

Puerto Rico Taxation

                The following discussion does not intend to cover all aspects of Puerto Rico taxation that may be relevant to a purchaser of notes in light of the purchaser's particular circumstances, or to purchasers subject to special rules of taxation, such as life insurance companies, "Special Partnership," "Subchapter N Corporation," registered investment companies, and certain pension trusts.

                For purposes of the discussion below, a "Puerto Rico corporation" is a corporation organized under the laws of Puerto Rico and a "foreign corporation" is a corporation organized under the laws of a jurisdiction other than Puerto Rico.

Market Discount and Acquisition Premium

                Holders of notes other than a holder who purchased the notes upon original issuance or who purchased for a price other than initial public offering price may be considered to have acquired the notes with "market discount" or "acquisition premium" as these phrases have been defined for income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the notes.

Taxation of Interest Paid on the Notes

                General

                The PR Code does not provide rules with respect to the treatment of the excess of the amount due at maturity of the notes over their initial offering price. Under the current administrative practice followed by the Puerto Rico Department of the Treasury, said excess amount is treated as interest. In view thereof, the additional amount payable at maturity is considered interest for Puerto Rico income tax purposes.

                Holders will recognize as interest income the amounts payable at maturity on the notes that exceed the holder's adjusted tax basis of the notes, in the year of actual or constructive receipt. A holder's adjusted tax basis in the notes generally will equal the amount such holder paid for the notes.

                The following discussion regarding the income taxation of interest on the notes received by individuals not residents of Puerto Rico (except United States citizens not residents of Puerto Rico) and foreign corporations not engaged in a trade or business in Puerto Rico assumes that interest will constitute income from sources within Puerto Rico. Generally, the interest paid or accrued on indebtedness issued by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of payment of the interest. Banco Santander has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since its incorporation and expects that in the future more than 20% of its gross income will be from Puerto Rico sources on an annual basis. However, there can be no assurance that Banco Santander or any legal successor to Banco Santander will be able to meet the Puerto Rico source of income representations during the time that the notes are outstanding. The interest from bonds, notes or other interest bearing obligations received by a United States citizen not resident of Puerto Rico is deemed not to be from sources within Puerto Rico.

                Individual Residents of Puerto Rico and Puerto Rico Corporations

                Holders of notes who are Puerto Rico resident individuals or Puerto Rico corporations will be eligible to be taxed in Puerto Rico on their interest income received on the notes at a preferential income tax rate of 10%.  In order to be entitled to such 10% preferential income tax rate, the Puerto Rico resident individuals or the Puerto Rico corporations are generally required to file an election with Banco Santander and Banco Santander is required to withhold at source such 10% preferential income tax. By purchasing the notes, all holders will be deemed to have made an election under Section 1013A of the PR Code and the 10% preferential withholding tax will be made on the additional amount constituting interest, if any, unless the holder elects out of such withholding and the procedures described in "― Special Withholding Tax Considerations" below are followed.

                Upon filing their Puerto Rico income tax return, individuals residents of Puerto Rico and Puerto Rico corporations may elect not to be subject to the 10% preferential income tax and to be subject to the regular income tax rates provided by the PR Code on ordinary income, which may be up to 33% in the case of individual residents and 39% in the case of Puerto Rico corporations, and the 10% income tax withheld at source may be claimed as a credit against the Puerto Rico income tax payable by these individuals or corporations for such year.

                United States Citizens not Residents of Puerto Rico

                Holders of notes who are U.S. citizens not residents of Puerto Rico are not subject to Puerto Rico income or withholding taxation on their interest income received on the notes.

                Individuals not Citizens of the United States and not Residents of Puerto Rico

                Holders of notes who are individuals not citizens of the United States and not residents of Puerto Rico and who are not engaged in trade or business in Puerto Rico are not subject to Puerto Rico income tax or withholding on the interest income received on the notes, provided such holders, individually, do not own, directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of Banco Santander. Notwithstanding the above, the 10% Puerto Rico withholding tax will be  made unless the holder elects out of such withholding and the procedures described in "―Special Withholding Tax Considerations" below are followed.

                Foreign Corporations

                The income taxation of interest income received or accrued on the notes by a foreign corporation will depend upon whether or not the corporation is engaged in trade or business in Puerto Rico.

                A foreign corporation that is not engaged in trade or business in Puerto Rico is not be subject to Puerto Rico income or withholding taxation on its interest income received on the notes, provided such holder, individually, does not own, directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of Banco Santander and provided Banco Santander does not own, directly or indirectly, 50% or more of the value of all issued and outstanding shares of stock of said foreign corporation. Notwithstanding the above, the 10% Puerto Rico withholding tax will be made unless the holder elects out of such withholding and the procedures described in "Special Withholding Tax Considerations," below are followed.

                A foreign corporation that is engaged in trade or business in Puerto Rico will be subject to Puerto Rico corporate income tax at the preferential 10% income tax rate, in the same manner and terms applicable to Puerto Rico corporations, with respect to the interest income received on the notes. In general, foreign corporations that are engaged in trade or business in Puerto Rico are also subject to a 10% branch profits tax. In the computation of this tax, the interest received on the notes will be taken into account.

                Partnerships

                Partnerships are generally taxed in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most Puerto Rico and foreign partnerships, respectively.

                Special Withholding Tax Considerations

                Because the notes are being issued in global form through the book-entry system of DTC, the 10% withholding tax will be withheld at source on the additional amount, if any, payable to all investors unless the holder provides a written statement in the form set forth in Annex C to the broker or other direct or indirect participant of DTC that maintains his position in the notes electing out of such withholding and the broker or other direct or indirect participant of DTC certifies to Banco Santander through DTC that such election has been made and that no withholding should be made on the payment of the additional amount, if any.

Taxation of Gain upon Sales or Exchanges of Notes

                General

                Any gain on the sale or exchange of the notes prior to maturity may give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the adjusted tax basis of the notes in the hands of the holder.  Any gain or loss that is required to be recognized will be a capital gain or loss if the notes are held as a capital asset by the holder and will be a long-term capital gain or loss if the holders’ holding period of the notes exceeds six months.

                Individual Residents of Puerto Rico and Puerto Rico Corporations

                Any gain on the sale or exchange of the notes by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. The capital gain realized will be considered a gain on the sale or exchange of property located in Puerto Rico, eligible to be taxed in Puerto Rico at the 10% tax rate in the case of Puerto Rico resident individuals or the 12.5% tax rate in the case of Puerto Rico corporations, if the holder's holding period exceeds six months.

                United States Citizens not Residents of Puerto Rico

                A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of the notes if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of the notes will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the notes are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the notes is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, it will be subject to a tax at a maximum rate of 10% if the gain constitutes a long-term capital gain.

                Individuals not Citizens of the United States and not Residents of Puerto Rico

                An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under "- United States Citizens not Residents of Puerto Rico." However, if the capital gain resulting from the sale or exchange of the notes constitutes income from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%.

                Foreign Corporations

                A holder which is a foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of the notes if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico.  Any such capital gain will qualify for an alternative tax of 12.5% if it qualifies as a long-term capital gain.

                In general, a holder of the notes which is a foreign corporation that is engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax.  In the computation of this tax, any gain realized by these corporations on the sale or exchange of the notes and that is subject to Puerto Rico income tax will be taken into account.

                A holder which is a foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of the notes if the gain is from sources within Puerto Rico.  In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.  Gain on the sale or exchange of the notes will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the notes are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the preferred securities is made to an office of a paying or exchange agent located outside Puerto Rico.

                Partnerships

                Partnerships are generally taxed as corporations. Accordingly, the discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships, respectively.

                Estate and Gift Taxation

                The transfer of the notes by inheritance by an individual who is a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the individual is a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of the notes by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the notes by death or gift.

                Municipal License Taxation

                Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on interest paid on the notes or on any gain realized on the sale or exchange of the notes.

                A corporation or partnership, Puerto Rico or foreign, that is engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on interest income paid or accrued on the notes and on the gain realized on the sale or exchange of the notes if the interest or gain are attributable to that trade or business.  The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates range from a maximum of 1.5% for financial businesses to a maximum of 0.5% for other businesses.

                Property Taxation

                The notes will not be subject to Puerto Rico property tax.

United States Taxation

                The following discussion is limited to the United States federal tax consequences of the ownership and disposition of the notes by U.S. Holders, as defined below, and corporations organized under the laws of Puerto Rico (Puerto Rico corporations) who purchase the notes upon initial issuance.

                As used herein, the term "U.S. Holder" means a beneficial owner of notes that does not own directly, constructively or by attribution 10% or more of the voting stock of Banco Santander and is, for United States federal income tax purposes:

a citizen or resident of the United States;

a corporation organized under the laws of a state of the United States;

a corporation organized under the laws of the United States or of any political subdivision thereof;

an estate the income of which is subject to United States federal income taxation regardless of its source; or

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States citizens or residents or a corporation or partnership organized under the laws of the United States or any of its states have the authority to control all substantial decisions of the trust or a trust that was in existence on August 20, 1996 and validly elected to be treated as a domestic trust.

                The discussion does not address all tax consequences that may be applicable to a U.S. Holder (including alternative minimum tax consequences, if any) that is a beneficial owner of notes, nor does it address the tax consequences to:

persons that are not U.S. Holders;

persons to whom special treatment may be applied under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trust, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies;

persons that will hold the notes as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes;

persons whose functional currency is not the United States dollar; or

persons that do not hold the notes as capital assets.

                The term "U.S. Holder" does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include Puerto Rico corporations. As used herein, the term "Puerto Rico U.S. Holder" means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof).

Taxation of Interest Paid or Accrued on the Notes

                General

                The additional amount, if any, payable at maturity of the notes is considered interest for United States income tax purposes. Under the current source of income rules of the Code, the interest payments or accruals (including original issue discount) on the notes will be considered Puerto Rico source income if the following conditions are met: (1) such interest is not treated as paid by a trade or business conducted by Banco Santander outside of Puerto Rico, including for these purposes the United States, such determination to be made under Section 884(f)(1)(A) of the Code and the regulations thereunder; and (2) for the three year period ending with the close of Banco Santander's taxable year immediately preceding the payment of the interest on the notes (or such part of such period as may be applicable), Banco Santander either: (A) derived more than 20% of its gross income from sources within Puerto Rico; or (B) derived more than 20% of its gross income from the conduct of a trade or business in Puerto Rico, both tests determined under the provisions of Section 861(c)(1)(B) of the Code, which require, among other things, that the gross income received by Banco Santander from a 50% owned subsidiary (determined in voting interest or value) will retain the source and character that such income had in the hands of the subsidiary.

                Banco Santander believes that the interest payments on the notes will not be deemed to be paid by a trade or business outside Puerto Rico. Moreover, for the three year period ended December 31, 2003, approximately 99.26% of Banco Santander's gross income was derived from sources within Puerto Rico and approximately 100% of its gross income was derived from the conduct of a trade or business in Puerto Rico, both percentages determined by applying the rules established in Section 861(c)(1)(B) of the Code. Interest payments on the notes to be made by Banco Santander at maturity, if any, will be sourced in Puerto Rico for purposes of the Code so long as Banco Santander continues to meet the requirements described above. However, there can be no assurance that Banco Santander or any legal successor to Banco Santander will be able to meet such requirements during the time that the notes are outstanding.

                U.S. Holders other than Puerto Rico U.S. Holders

                The Treasury regulations that apply to contingent payment debt instruments will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

result in the accrual of original issue discount by you based on the "comparable yield" of the notes even though no cash payments will be made to you until maturity of the notes; and

generally result in ordinary rather than capital treatment of any gain, and to some extent loss, upon maturity or on the sale, exchange, redemption or other disposition of the notes.

                Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the notes, which will generally be the rate at which we could issue a fixed rate debt instrument with terms and conditions similar to the notes.

                We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that estimates the amount and timing of contingent payments on the notes. We have determined that the comparable yield is an annual rate of 5.0%, compounded annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $1,334.40 due at stated maturity. For United States federal income tax purposes, each note will be a single debt instrument subject to the Treasury regulations governing contingent payment debt instruments. By purchasing a note you agree to this treatment of the note and to report all income (or loss) with respect to the note according to these Treasury regulations. You are required to use the comparable yield determined by us and the projected payments set forth in the projected payment schedule prepared by us in determining your interest accruals, and the adjustments thereto, in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. Based upon this comparable yield, if you are an initial holder that holds the notes until stated maturity and you pay your taxes on a calendar year basis, you will be generally required to pay taxes on the following amount of ordinary income per $1,000 note each year: $42.50 in 2004, $52.13 in 2005, $54.73 in 2006, $57.47 in 2007, $60.34 in 2008, $63.36 in 2009 and $3.88 in 2010. However, in 2010, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 note may be greater or less than $3.88, depending upon the additional amount, if any, you receive at stated maturity. Also, if the additional amount, if any, you receive at stated maturity were less than $334.40 per $1,000 note, you may have an ordinary loss in 2010. Investors in the notes may obtain the projected payment schedule by submitting a written request for such information to our Corporate Secretary at the address specified under the heading "Incorporation of Certain Documents by Reference" in this offering circular. The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes and do not constitute a representation regarding the actual amount of any payment on a note.

                The amount of original issue discount on a note for each accrual period (generally, each six-month period during which the notes are outstanding) is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price (as defined below) at the beginning of the accrual period, determined in accordance with the rules set forth in the Treasury regulations governing contingent payment debt instruments. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. In general, for these purposes, a note's adjusted issue price will equal the note's issue price, increased by the original issue discount previously accrued on the note.

                If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual contingent payment exceeds the projected contingent payment, will be treated as additional original issue discount on the stated maturity date. A negative adjustment, for the amount by which a projected contingent payment exceeds an actual contingent payment, will:

first, reduce the amount of original issue discount required to be accrued in the taxable year in which the stated maturity date occurs; and

second, any negative adjustment that exceeds the amount of original issue discount accrued in the taxable year in which the stated maturity date occurs will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

                Puerto Rico U.S. Holders

                Interest paid or accrued on the notes (including original issue discount) to a Puerto Rico U.S. Holder that constitutes gross income from sources within Puerto Rico, subject to the rules described above under "Taxation of Interest Paid or Accrued on the Notes ― General" above, will not be includable in the Puerto Rico U.S. Holder's gross income and will be exempt from United States federal income taxation. In addition, for United States federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder's gross income.

                Puerto Rico Corporations

                In general and subject to the rules described above under "Taxation of Interest Paid or Accrued on the Notes―General," interest paid or accrued on the notes to a Puerto Rico corporation will not, in the hands of the Puerto Rico corporation, be subject to United States income tax if the interest is not effectively connected with a United States trade or business of the Puerto Rico corporation or if the Puerto Rico corporation is not treated as a domestic corporation for purposes of the Code. The Code provides special rules for Puerto Rico corporations that are "Controlled Foreign Corporations," "Personal Holding Companies," "Foreign Personal Holding Companies," or "Passive Foreign Investment Companies."

Taxation of Gains upon Sales or Redemptions of the Notes

                U.S. Holders, Puerto Rico U.S. Holders and Puerto Rico Corporations

                Upon the sale, exchange or other disposition of a note, a holder will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the note. Such gain on a note generally will be treated as interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of the holder's prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss. Special rules apply in determining the adjusted tax basis of a note. The adjusted tax basis in a note is generally equal to the holder's initial investment in the note increased by any original issue discount the holder previously accrued on the note.

                Since any gain on the sale, exchange or other disposition of a note will be treated as interest income, Puerto Rico U.S. Holders and Puerto Rico Corporations will be subject to tax on such gain in accordance to the rules described above under "Taxation of Interest Paid or Accrued on the Notes – Puerto Rico U.S. Holders" and "Taxation of Interest Paid or Accrued on the Notes – Puerto Rico Corporations," respectively.

Backup Withholding Tax and Information Reporting

                If you are a noncorporate holder, information-reporting requirements generally will apply to:

payments of interest, including the original issue discount accrued, on the notes; and

payments of the proceeds from the disposition of the notes effected at a United States office of a broker.

                Additionally, backup withholding will apply to those payments to a noncorporate holder of a note that:

fails to provide an accurate taxpayer identification number;

is notified by the IRS that the holder has failed to report all interest required to be shown on their respective United States federal income tax return;

in some circumstances, fails to comply with applicable certification requirements.

                Any amounts withheld from you under the backup withholding rules will be allowed as a refund or credit against your United States federal tax income tax liability, provided the required information is furnished.

Estate and Gift Taxation

                The transfer of the notes by inheritance or gift by an individual who was a resident of Puerto Rico at the time of his or her death or at the time of the gift will not be subject to U.S. federal estate and gift tax if the decedent was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for U.S. federal estate and gift tax purposes of the transfer of the notes by death or gift.

CERTAIN ERISA CONSIDERATIONS

                A fiduciary of a pension, profit'sharing, retirement, or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, a "Plan"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances and consult with its counsel before authorizing an investment of such Plan's assets in the notes. ERISA, and the corresponding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit transactions involving the assets of a Plan or of an individual retirement account or plan subject to Section 4975 of the Code (hereinafter, such Plan, such account and such plan are collectively referred to as an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). An ERISA Plan also includes any entity which is treated as holding ERISA Plan assets under Department of Labor Regulation 29 C.F.R. §2510.3-101, or otherwise. A prohibited transaction could arise if, for example, we were a party in interest or a disqualified person with respect to the purchasing ERISA Plan. Thus, a fiduciary of an ERISA Plan considering an investment in the notes also should consider whether the acquisition of the notes might constitute or give rise to a nonexempt prohibited transaction. There are certain class exemptions issued by the Department of Labor which could exempt the purchase of the notes from the prohibited transaction provisions of ERISA and the Code, including: Prohibited Transaction Exemption 75-1, for certain principal transactions with broker-dealers, Prohibited Transaction Exemption 84-14, for certain transactions determined by qualified professional asset managers, Prohibited Transaction Exemption 90-1, for certain transactions involving insurance company pooled separate accounts, Prohibited Transaction Exemption 91-38 for certain transactions involving bank collective investment funds, Prohibited Transaction Exemption 95-60 for certain transactions involving insurance company general accounts, and Prohibited Transaction Exemption 96-23, for certain transactions determined by in-house asset managers.

                Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under section 410(d) of the Code), are not subject to the restrictions of ERISA. The investment in the notes by such employee benefit plans may, however, be subject to other applicable Federal, state and local laws, which should be carefully considered by such employee benefit plans before investing in the notes.

PLAN OF DISTRIBUTION

                We and Santander Securities Corporation have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriter has agreed to purchase the amount of notes for which it is able to obtain firm commitments from prospective purchasers after conducting a "best efforts" offering of the notes.

                Santander Securities proposes to offer the notes to the public initially at the public offering price indicated on the cover page of this offering circular and to certain selected dealers at that price less a concession not in excess of $20.00 per $1,000 principal amount of notes. After the initial public offering of the notes is completed, the public offering price and the concession to selected dealers may be changed by Santander Securities.

                In connection with the offering, the underwriter may engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this offering circular), the underwriter may reduce that short position by purchasing notes in the open market.

                In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will in fact engage in the transactions described herein, or that those transactions, once begun, will not be discontinued without notice.

                We expect that delivery of the notes will be made against payment therefor on or about February 25, 2004, which is the third business day following the date the notes are priced.

                The notes are a new issue of securities and there is currently no established trading market for the notes. Santander Securities has advised us that it may make a market in the notes. However, Santander Securities is not obligated to do so and may discontinue market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

                We will pay certain expenses, expected to be approximately $300,000, associated with the offer and sale of the notes.

                We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

                Santander Securities is one of our affiliates. Sales of the notes will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. Santander Securities has informed us that, in accordance with the applicable provision of NASD Conduct Rule 2720(c), they will not sell notes to accounts over which they exercise discretionary investing authority without the prior written authorization of the customer.

                Santander Securities may use this offering circular for offers and sales related to market-making transactions in the notes. Santander Securities may act as principal or agent in the transactions, and sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

                The validity of the notes will be passed upon for us by Pietrantoni Méndez & Alvarez LLP. Certain legal matters will be passed upon for the underwriter by O’Neill & Borges.

INDEPENDENT AUDITORS

                The consolidated financial statements of Banco Santander as of and for the year ended December 31, 2002 included in Annex B of this offering circular have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. The consolidated financial statements of the Bank as of and for the years ended December 31, 2001 and 2000 have been audited by other auditors who have ceased operations.

ANNEX A

FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2003

ANNEX B

FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002

ANNEX C

FORM TO ELECT OUT OF THE 10% WITHHOLDING

Stock Market Growth Notes Linked to the S&P 500 Index® due 2010

                I hereby elect that the additional amount, if any, payable to me on the notes of Banco Santander Puerto Rico denominated as Stock Market Growth Notes Linked to the S&P 500 Index due 2010, will not be subject to a 10% Puerto Rico income tax withholding.

                                                                                                                Very truly yours,

                                                                                                                By: ________________________________

                                                                                                                        Name:

                                                                                                                        Title:*

                                                                                                                        Company:*

* Applicable only to legal entities.

$30,000,000

Banco Santander Puerto Rico

Stock Market Growth Notes

Linked to the S&P 500 Index® due 2010

___________________

OFFERING CIRCULAR

February 20, 2004

___________________

Santander Securities